UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Redfin Corporation
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April 28, 2020

Dear Redfin Stockholder,

We invite you to attend Redfin Corporation's 2020 Annual Meeting of Stockholders to be held on June 10, 2020 at 7:45 a.m. Pacific Time. As we have done since becoming a public company, we will hold the meeting as a virtual meeting conducted online via a live webcast. You will be able to attend the meeting, submit your questions and comments during the meeting, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/RDFN2020.

You are receiving this proxy statement and the accompanying proxy materials because you were a Redfin stockholder as of April 13, 2020, which is the record date for the annual meeting, and are eligible to vote at the meeting. For the ten days prior to the meeting and subject to verification of your voting eligibility, you may examine, for a purpose germane to the meeting, a list of stockholders of record entitled to vote by emailing a request to legal@redfin.com. During the meeting, you will be able to access this list through the website for the meeting. Please use this opportunity to participate in Redfin’s affairs by voting on the matters described in this proxy statement.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to cast your ballot as soon as possible in one of the ways outlined in this proxy statement.

Sincerely,
Robert Mylod, Jr.
Chairman of the Board

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	Why did I receive this proxy statement and other materials related to the annual meeting?

Each person who owned any shares of our common stock as of the close of business on April 13, 2020, or the record date, is entitled to vote at the annual meeting. You are receiving this proxy statement and accompanying proxy materials because you can vote at the meeting and our board of directors is soliciting your proxy to vote. The materials describe the matters to be voted on at the meeting and provide you with other important information so that you can make informed decisions. Please review the materials before casting your vote.

We delivered this proxy statement and other meeting materials to our stockholders eligible to vote on or around April 28, 2020.

2.	When is the annual meeting?

We will start the meeting at 7:45 a.m. Pacific Time on June 10, 2020.

3.	How do I attend the annual meeting?

The meeting will be a virtual meeting conducted online via a live webcast, and you can attend by visiting www.virtualshareholdermeeting.com/RDFN2020 from anywhere with access to the Internet and a web browser. Shortly before the meeting's start time, please visit the meeting's website and log in using your control number. Please see question 18 for where to find your control number and question 11 for whom to contact if you encounter technical difficulties accessing the meeting.

4.	What are the matters to be voted on at the annual meeting?

You are being asked to vote on the following:

1.	The election of Robert Bass and Glenn Kelman to our board of directors as Class III directors.

2.	The approval of our named executive officers' compensation, on an advisory basis.

3.	The ratification of our audit committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

While we do not expect any other matter to be voted on at the meeting, the proxy holders will have discretionary authority to vote shares represented by a returned proxy on any additional matter that is presented for a vote at the meeting.

5.	What are my choices in voting on each matter? How does the board of directors recommend that I vote?

Proposal number	Item	Voting choices	Board recommendation
1	Election of directors	For(1) Withhold(1)	For(1)
2	Approval of our named executive officers' compensation	For Against Abstain	For
3	Ratification of appointment of auditor	For Against Abstain	For

(1) The voting choices and board recommendation are with respect to each Class III director nominee.

6.	What vote is required to approve each matter? How do abstentions and broker non-votes affect approval?

Proposal number	Item	Votes required for approval	Abstentions	Broker non-vote(1)
1	Election of directors	Plurality of votes present and entitled to vote	Not applicable	No effect
2	Approval of our named executive officers' compensation(2)	Majority of votes cast	No effect	No effect
3	Ratification of appointment of auditor	Majority of votes cast	No effect	Not applicable

(1) A broker non-vote occurs when a beneficial holder does not provide specific voting instructions to its broker or nominee and the broker or nominee does not have discretionary authority to vote the shares. Brokers and nominees do not have discretionary authority to vote uninstructed shares with respect to proposals 1 and 2 but do have discretionary authority to vote uninstructed shares with respect to proposal 3. Please see question 19 to determine if you are a beneficial holder.

(2) Proposal 2 is an advisory vote, which means that our stockholders' vote outcome is not binding. However, we value our stockholders' opinions and will consider the outcome of the vote when setting our named executive officers' compensation in the future.

7.	How many votes does each share represent?

Each share of our common stock represents one vote. As of the record date, we had 98,449,880 shares outstanding.

8.	How do I vote?

You may vote before the meeting through any of the following methods:

•	By Internet: visit www.proxyvote.com

•	By telephone: call 1-800-690-6903 (if you are a record holder) or 1-800-454-8683 (if you are a beneficial holder)

•	By mail: complete, date, and sign your proxy card (if you are a record holder) or voting instruction form (if you are a beneficial holder) and return it in the postage-paid envelope

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 9, 2020. If you are voting by mail, please return your proxy card or voting instruction form in a timely manner to ensure it is received by us or your broker or nominee, respectively, before the meeting. Please see question 19 to determine if you are a record holder or a beneficial holder.

You may also vote at the meeting through the website www.virtualshareholdermeeting.com/RDFN2020. Even if you intend to attend and vote at the meeting, we strongly encourage you to vote before the meeting using one of the methods described above.

To vote through any of the methods described above, you will need your control number. Please see question 18 for where to find your control number.

9.	How can I revoke my proxy or change my vote?

If you are a record holder, you can revoke your proxy by delivering a notice to our principal executive offices stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the meeting. Please see question 20 for the address of our principal executive offices.

If you are a record holder, you may change your vote before the meeting by submitting a later-dated proxy through any of the methods described under question 8. You do not need to deliver the later-dated proxy using the same method as the original proxy.

If you are a beneficial holder, please contact your broker or nominee for the procedures on revoking your proxy or changing your vote before the meeting.

Both record holders and beneficial holders may change their vote by attending the meeting and voting at the meeting. Your attendance at the meeting, alone, will not revoke your proxy.

Please see question 19 to determine if you are a record holder or a beneficial holder.

10.	Can I ask questions or make comments during the annual meeting?

If you were a stockholder as of the record date, you will be able to submit questions and comments through the meeting's website. To ask a question or make a comment, you will need to log in using your control number. Please see question 18 for where to find your control number. Time permitting, we will read every appropriate question or comment and, if necessary, respond to it. Examples of inappropriate questions or comments include those about personal concerns not shared by our stockholders generally or those that use offensive language. We will address questions and comments in the order in which they were received but with priority for stockholders who have not previously submitted a question or comment during the meeting. A replay of the meeting, including the questions and answers portion, will be available on the meeting's website through June 9, 2021.

11.	Who can I contact if I experience technical difficulties accessing the annual meeting or during the meeting?

You can call the technical support number that will be posted on the login page of the meeting's website, and someone will be available to help resolve your technical difficulties.

12.	Who will bear the cost of the solicitation of proxies by our board of directors?

Redfin will bear the cost of the solicitation.

13.	What is the deadline for submitting a stockholder proposal to be presented at the 2021 annual meeting of stockholders?

If you wish to submit a stockholder proposal for inclusion in Redfin’s proxy materials for the 2021 annual meeting, then we must receive your proposal at our principal executive offices no later than December 30, 2020. Please review the SEC’s Rule 14a-8 for the requirements you must meet and the information you must provide if you wish to submit this type of stockholder proposal.

For other types of stockholder proposals to be presented at the 2021 annual meeting, you must deliver notice of your intent to submit a proposal to our principal executive offices no earlier than the close of business on February 25, 2021 and no later than the close of business on March 27, 2021. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to submit a proposal under this process.

Please see question 20 for the address of our principal executive offices.

14.	What is the deadline for nominating a person for election as a Class I director at the 2021 annual meeting of stockholders?

You must deliver notice of your intent to nominate a Class I director candidate to our principal executive offices no earlier than the close of business on February 25, 2021 and no later than the close of business on March 27, 2021. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to nominate a person for election.

Please see question 20 for the address of our principal executive offices.

15.	I share an address with one or more other stockholders. Why did we receive only one set of annual meeting materials?

We have utilized an SEC rule that permits us to deliver one set of annual meeting materials to multiple stockholders sharing an address. However, if each stockholder at the shared address would like to receive separate copies of the materials, then we will deliver promptly the additional copies upon written or oral request.

If you are a record holder, you can make a request by delivering a notice to Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or by calling 1-866-540-7095.

If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive separate copies of the materials.

Please see question 19 to determine if you are a record holder or a beneficial holder.

16.	I share an address with one or more other stockholders and we each received separate copies of the annual meeting materials. Can we receive only one set of materials for future meetings?

Yes. If you are a record holder, please make a request by contacting Broadridge Financial Solutions at the address or phone number provided in question 15. If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive one set of materials for future meetings.

Please see question 19 to determine if you are a record holder or a beneficial holder.

17.	How can I receive proxy materials for future annual meetings electronically?

To sign-up for email notification and electronic delivery of proxy materials for our future annual meetings, please visit enroll.icsdelivery.com/RDFN.

18.	Where can I find my control number?

Your control number is the sixteen-digit number found next to the label "Control Number" in the body of your email, if you received email notification, or your proxy card, voting instruction form, or notice of Internet availability of proxy materials, if you received paper notification.

19.	Am I a record holder or a beneficial holder? What is the difference?

If the shares that you own are registered in your name with American Stock Transfer & Trust Company, our transfer agent, then you are a record holder of our shares and can vote your shares directly. If the shares that you own are registered in the name of a broker or other nominee, then you are a beneficial holder of our shares and must instruct your broker or nominee on how to vote your shares. Please see question 8 for how to vote your shares or provide voting instructions to your broker or nominee. If you are a beneficial holder and your broker or nominee does not receive instructions from you, then it may lack discretion to vote your shares, as described in question 6.

20.	What is the mailing address for Redfin’s principal executive offices?

The mailing address for our principal executive offices is 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Legal Department.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors consists of eight directors and is divided into three classes, designated as Class I, Class II, and Class III. Directors in Class III are standing for election at the annual meeting, while directors in Class I and Class II will stand for election at the 2021 annual meeting and 2022 annual meeting, respectively.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Robert Bass and Glenn Kelman for election as Class III directors. For more information about each Class III director nominee, including why we believe each nominee is qualified to serve as a director, see "Class III Director Nominees" below. If a Class III director nominee is unable to serve, or for good cause will not serve, as a director, then the proxy holders will vote a returned proxy for the election of a substitute nominee who is proposed by our board of directors. If elected at the meeting, the Class III directors will serve until the 2023 annual meeting and until his successor is elected and qualified, or, if earlier, his resignation or removal.

We evaluated the independence of our directors based on the listing standards of Nasdaq, which is where our common stock is listed, and concluded that each director, other than Glenn Kelman, is independent.

On April 24, 2020, Robert Mylod, Jr., our current chairman, tendered his resignation as chairman effective July 1, 2020. We expect Mr. Mylod to continue service as one of our directors and a member of our audit committee. Our board of directors accepted Mr. Mylod's resignation on that day and appointed David Lissy to serve as chairman, effective July 1, 2020. Mr. Mylod resigned as our chairman solely as the result of his increasing professional commitments, notably his recent nomination as chairman of Booking Holdings.

Class III Director Nominees

Robert Bass, age 70, has been one of our directors since October 2016. Mr. Bass has been a director at Apex Tool Group since December 2014 and was a partner at Deloitte & Touche from 1982 to 2012, including serving as vice chairman from 2006 to 2012. Mr. Bass's current public company directorships include Groupon and the Blackstone / GSO Secured Lending Fund, while some of his past public company directorships include Sims Metal Management. Mr. Bass has a bachelor's degree from Emory University and an MBA from the Columbia University Graduate School of Business. We believe that Mr. Bass’s knowledge of public company financial reporting and accounting and his accounting firm leadership experience qualifies him to serve on our board of directors.

Glenn Kelman, age 49, has been one of our directors since March 2006. Since September 2005, Mr. Kelman has been our chief executive officer. Previously, Mr. Kelman was vice president of marketing and product management at Plumtree Software, which he also co-founded. Mr. Kelman has a bachelor's degree from the University of California at Berkeley. We believe that Mr. Kelman’s deep understanding of our company and his real estate industry experience qualifies him to serve on our board of directors.

Class I Continuing Directors

Austin Ligon, age 69, has been one of our directors since September 2010. Since 2006, Mr. Ligon has been a venture investor. Previously, Mr. Ligon served as president and chief executive officer at CarMax, which he also co-founded. Mr. Ligon has bachelor's and master's degrees from the University of Texas at Austin and an MBA from the Yale School of Management. We believe that Mr. Ligon’s experience scaling and managing CarMax from startup to nationwide operations, with extensive online presence and nationally distributed field operations, qualifies him to serve on our board of directors.

David Lissy, age 54, has been one of our directors since February 2018. Since January 2020, Mr. Lissy has been chairman of Bright Horizons Family Solutions (a publicly traded child care company), where he was also executive chairman from January 2018 to December 2019 and chief executive officer from 2002 to January 2018. Mr. Lissy is also a director of Jumpstart and Scripta Insights and chair of the board of trustees of Ithaca College, where he received his bachelor's degree. We believe that Mr. Lissy’s experience leading a publicly traded company, as both a director and an executive officer, qualifies him to serve on our board of directors.

James Slavet, age 50, has been one of our directors since November 2009. Since April 2006, Mr. Slavet has been a partner of Greylock Partners (a venture capital firm). Previously, Mr. Slavet was vice president / general manager in search & marketplace at Yahoo! from April 2004 to April 2006 and chief operating officer at Guru, which he also founded, from June 1999 to April 2003. Mr. Slavet has a bachelor's degree from Brown University and an MBA from Harvard Business School. We believe that Mr. Slavet’s experience advising and managing growth-oriented technology companies, including as an operating executive, qualifies him to serve on our board of directors.

Class II Continuing Directors

Julie Bornstein, age 50, has been one of our directors since October 2016. Since February 2018, Ms. Bornstein has been chief executive officer at The Yes (an e-commerce marketplace), which she also co-founded. Previously, Ms. Bornstein was chief operating officer at Stitch Fix (an online personal styling services company) from March 2015 to September 2017 and chief marketing officer & chief digital officer at Sephora (a personal care and beauty company) from August 2007 to March 2015. Ms. Bornstein is also currently on the board of directors of Weight Watchers International. Ms. Bornstein has a bachelor's degree from Harvard University and an MBA from Harvard Business School. We believe that Ms. Bornstein's senior leadership experience at various online services companies qualifies her to serve on our board of directors.

Robert Mylod, Jr., age 53, has been one of our directors since January 2014 and our chairman since August 2016. Since January 2012, Mr. Mylod has been a managing partner at Annox Capital (a venture capital firm). Previously, Mr. Mylod served several roles at Booking Holdings (f/k/a The Priceline Group), including chief financial officer, vice chairman, and head of worldwide strategy. Mr. Mylod's current public company directorships include Booking Holdings and Dropbox, while some of his past public company directorships include EverBank Financial, NovoCure, and Autobytel (n/k/a AutoWeb). Mr. Mylod has a bachelor's degree from the University of Michigan and an MBA from the University of Chicago Booth School of Business. We believe that Mr. Mylod’s experience as a venture capital investor and a senior finance executive, including as the chief financial officer of a large publicly traded online services provider, qualifies him to serve on our board of directors.

Selina Tobaccowala, age 43, has been one of our directors since January 2014. Since August 2019, Ms. Tobaccowala has been chief digital officer at Openfit (a fitness company). Previously, Ms. Tobaccowala was chief executive officer at Gixo (a fitness company), which she also co-founded, from April 2016 to August 2019, president and chief technology officer at SurveyMonkey (an online survey development company) from October 2009 to April 2016, senior vice president of product & technology at Tickemaster Europe from March 2005 to October 2009, and vice president of engineering at Evite.com, which she also co-founded, from April 1997 to April 2001. Ms. Tobaccowala has a bachelor's degree from Stanford University. We believe that Ms. Tobaccowala’s technology background and senior leadership experience at multiple online services companies qualifies her to serve on our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings and Annual Meeting Attendance

During 2019, our board of directors held four meetings and acted by unanimous written consent three times. Each director attended at least 75% of the meetings of our board and each committee on which the director served.

Our policy is to invite and encourage each director to be present at our annual meeting. Each person serving as a director at the time of our 2019 annual meeting attended the meeting.

Communicating with our Board of Directors

For instructions on how to communicate with our board of directors or specific individual directors, please see our Corporate Governance Guidelines available under the "Governance" section of our investor relations website located at investors.redfin.com.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Please see below for information regarding each committee.

Each committee operates under a written charter that outlines the committee’s duties and responsibilities. Each committee periodically reviews and updates, as necessary, its charter to reflect the committee's evolving role. You can obtain the charter for each committee in the “Governance” section of our investor relations website at investors.redfin.com.

Audit Committee
Members	• Robert Bass (Chair)* • Austin Ligon • Robert Mylod, Jr.

2019 activity	• Held ten meetings • Acted by unanimous written consent five times

Responsibilities
•    Review and discuss with management our quarterly and annual financial results and the related earnings releases and earnings guidance distributed to the public
•    Discuss with management and our independent auditors the selection, application, and disclosure of critical accounting policies and practices
•    Review and discuss with our independent auditors and management their periodic reviews of the adequacy and effectiveness of our accounting and financial reporting processes and systems of internal control, including any significant deficiencies and material weaknesses in their design or operation
•    Direct responsibility for the appointment, compensation, retention, oversight and, if appropriate, replacement of our independent auditors

* Our board of directors has determined that Mr. Bass qualifies as an “audit committee financial expert,” as the SEC has defined that term.

Compensation Committee
Members	• James Slavet (Chair) • Selina Tobaccowala

2019 activity	• Held three meetings • Acted by unanimous written consent four times

Responsibilities
•    Review our overall compensation strategy, including base salary, incentive compensation, and equity-based compensation, to assure that it promotes stockholder interests, supports our objectives, and provides for appropriate rewards and incentives for our management and employees
•    Annually review and approve all cash-based and equity-based incentive compensation plans and arrangements
•    Annually review all director compensation and benefits for service on our board and committees and recommend to our board the form and amount of director compensation

Nominating and Corporate Governance Committee
Members	• Julie Bornstein (Chair) • Robert Bass

2019 activity	• Held two meetings • Acted by unanimous written consent once

Responsibilities
•    Develop and recommend policies regarding our director nomination process
•    Identify, evaluate, and select, or recommend that our board selects, nominees for election or appointment to our board
•    Periodically review and assess the adequacy of our Corporate Governance Guidelines, Code of Conduct and Ethics, and any other compliance policies that the committee deems appropriate

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying and evaluating director nominees. When evaluating a candidate, the committee considers his or her qualifications, expertise, diversity, and experience in totality, without targeting specific qualities or skills or requiring minimum qualifications. With respect to diversity, the committee does not maintain a formal, written policy on considering diversity in identifying nominees, but it may consider differences of viewpoint, professional experience, education, skillset, and other unique qualities and attributes that contribute to heterogeneity across our board of directors, including characteristics such as race, gender, and national origin.

Our nominating and corporate governance committee will consider director candidates recommended by our stockholders. The committee will evaluate a stockholder-recommended candidate in the same manner as other candidates, as described above. Stockholders who wish to recommend a candidate for the committee to consider should send us information regarding the candidate by email to ir@redfin.com or by hardcopy to 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Corporate Secretary.

Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, and each committee of our board of directors oversees and reviews risk in areas that are relevant to it. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board and to our personnel who are responsible for risk assessment, information about the identification, assessment, and management of critical risks.

Along with our management, our audit committee is responsible for reviewing our major financial and cybersecurity risk exposures while our compensation committee is responsible for reviewing our major compensation-related risk exposures. For each risk area, the applicable committee and our management are also responsible for reviewing the steps we have taken to monitor or mitigate any identified exposures. We believe that our current compensation practices do not create risks that are reasonably likely have a material adverse effect on us.

Audit Committee Report

Redfin’s management has primary responsibility for preparing the company’s consolidated financial statements and for its financial reporting process. The audit committee has reviewed, and discussed with management, Redfin’s audited consolidated financial statements for the year ended December 31, 2019. The audit committee provides the company’s board of directors with the information and materials the committee deems necessary to make the board aware of financial matters requiring the attention of the board. The audit committee also meets in executive sessions, without the presence of the company’s management, with Deloitte & Touche LLP, the company’s independent registered public accounting firm. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in Redfin’s annual report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Robert Bass
Austin Ligon
Robert Mylod, Jr.

Director Compensation

Our board of directors establishes our directors' compensation based on the recommendation of our compensation committee. The committee annually reviews the amount and form of our directors' compensation, including evaluating data regarding market levels of compensation provided by Compensia, a national executive compensation consultant, and recommends any adjustments based on that review.

We compensate our non-employee directors with a combination of cash and equity, in the form of restricted stock unit, or RSU, awards. James Slavet is a managing member of an affiliate of Greylock Partners and has an arrangement with Greylock Partners pursuant to which the cash compensation for his service as a director is paid directly to Greylock Partners. Glenn Kelman, our chief executive officer, also serves as a director. We compensate Mr. Kelman solely for serving as our chief executive officer – see “Executive Compensation” below – and do not provide additional compensation for his service as a director.

In 2019, following our compensation committee's annual review of director compensation and upon the committee's recommendation, our board of directors increased the cash compensation rates for our non-employee directors, and the table below describes our cash compensation arrangements with our non-employee directors before and after this increase. In March 2020, in response to COVID-19's impact on our business, our non-employee directors agreed to forgo all of their cash compensation for 2020.

Fee type	2018	2019(1)
Board chair fee(2)	$40,000	$55,000
Board member fee	30,000	35,000
Committee chair fee(2)
Audit committee	10,000	20,000
Compensation committee	5,000	7,500
Nominating and corporate governance committee	4,000	5,000
Committee member fee
Audit committee	5,000	10,000
Compensation committee	2,500	5,000
Nominating and corporate governance committee	2,000	3,000

(1) The fee increases for our non-employee directors were effective in April 2019. Accordingly, our non-employee directors received their 2018 fee rates prior to the effective date of the increase.

(2) The board chair and each committee chair receives only the fee due to him or her as chair and does not receive an additional fee as a member of our board or a committee.

In addition to their cash compensation, our non-employee directors are also eligible to receive a $100,000 RSU award on the date of our annual meeting. For our non-employee directors' 2019 RSU awards, we computed the number of RSUs granted by dividing $100,000 by the average closing price of our common stock for the 30 trading days prior to the date of our 2019 annual meeting. These awards vest on the earlier of (i) the date of our 2020 annual meeting and (ii) June 6, 2020, so long as the non-employee director continues to provide services to us through such date. For our non-employee directors' future annual RSU awards, the awards will vest on the date that is 12 months plus three days following the grant date, as long as the non-employee director continues to provide services to us through such date. For their annual RSU award, our non-employee directors can defer settlement of the award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

The following table provides information regarding the compensation earned by our non-employee directors in 2019.

Name	Fees earned or paid in cash ($)	Stock awards(2)(3)(4) ($)	Option awards(4) ($)	Total ($)
Robert Bass	52,393	88,054	—	140,447
Julie Bornstein	38,104	88,054	—	126,158
Austin Ligon	41,841	88,054	—	129,895
David Lissy	33,420	88,054	—	169,093
Robert Mylod, Jr.	58,681	88,054	—	146,735
James Slavet	40,130(1)	88,054	—	128,184
Selina Tobaccowala	37,630	88,054	—	125,684

(1) We paid the fees earned by Mr. Slavet directly to Greylock Partners.

(2) As required by the SEC's rules, the amounts in this column represent the grant date fair value of the non-employee director's 2019 RSU award computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our directors from the RSU awards. Please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for the assumptions we made in computing the grant date fair value.

(3) Messrs. Ligon, Lissy, and Mylod have deferred settlement of their 2019 RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

(4) The table below reports the number of RSU and stock option awards held by each non-employee director as of December 31, 2019.

Name	RSU awards	Stock option awards
Robert Bass	5,476	66,666
Julie Bornstein	5,476	43,400
Austin Ligon	5,476	37,567
David Lissy	5,476	—
Robert Mylod, Jr.	5,476	133,333
James Slavet	5,476	—
Selina Tobaccowala	5,476	75,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information about the 2019 compensation of the named executive officers, or NEOs, listed below.

Name	Position
Glenn Kelman	Chief executive officer
Chris Nielsen	Chief financial officer
Bridget Frey	Chief technology officer
Christian Taubman	Chief product officer
Adam Wiener	Chief growth officer

Our Business

We help people buy and sell homes. Our primary business is a residential real estate brokerage. We pair our own agents with our own technology to create a service that is faster, better, and costs less. We use the same combination of technology and local service to originate mortgage loans and offer title and settlement services; we also, through our instant offer business called RedfinNow, buy homes directly from homeowners who want an immediate sale, taking responsibility for selling the home while the original owner moves on. Our mission is to redefine real estate in the consumer's favor.

Our Process for Setting NEO Compensation

The compensation committee of our board of directors is primarily responsible for setting the compensation of our NEOs. Its responsibilities include determining (i) the dollar amount for each element of our NEOs' direct compensation, (ii) the structure, metrics, and targets we use for our performance-based compensation elements, and (iii) the group of companies we use to evaluate market rates of compensation. When discharging its responsibilities, the committee relies on input from our management and our independent compensation consultant, whose roles are discussed below. Robert Mylod, Jr., our chairman, also assists the committee in determining Mr. Kelman's compensation. Following its review and evaluation of input from our management and compensation consultant, the committee recommends to our board of directors the compensation to be paid to our NEOs, and our board approves the compensation.

Our management provides our compensation committee with its perspectives on certain aspects of our NEOs' compensation, including the metrics and targets used in our performance-based compensation elements and the companies that constitute our compensation peers. Additionally, for each NEO except for himself, Mr. Kelman provides his review of the NEO's individual performance to the committee and recommends an amount of compensation for the NEO, informed by that NEO's individual performance and data regarding market levels of compensation for that NEO's role and scope of responsibility. Mr. Kelman does not participate in the committee's deliberations on his own compensation.

For 2019, our compensation committee engaged Compensia, a national executive compensation consultant. In connection with engaging Compensia, the committee considered the independence factors established by Nasdaq and the SEC and concluded that the engagement did not create any conflicts of interest and that Compensia was independent. Compensia supported the committee by providing input on the compensation of certain of our officers, including our NEOs, and our non-employee directors. Specifically, our compensation committee directed Compensia to:

•	update the peer group used to determine the competitive market for executive and director compensation;

•	assess the competitiveness of our executive compensation program;

•	assess long-term incentive practices for executives; and

•	assess the competitiveness of our director compensation program.

Our Compensation Philosophy

Our compensation philosophy is to provide a competitive total pay package that allows us to attract and retain the most qualified individuals to lead our business, while rewarding them largely based on our short-term and long-term financial performance, and for increasing value for our stockholders.

Based on this philosophy, our compensation committee aimed to pay our NEOs in 2019 mostly via equity rather than cash, thereby focusing our NEOs on increasing our company's value over the long-term. Additionally, the committee established at-risk, performance-based cash and equity compensation as a significant component of our NEOs' 2019 compensation, so that they will realize meaningful portions of their compensation only if our company performs at a high level.

Our Considerations in Setting NEO Compensation

With respect to each NEO other than Mr. Taubman, our compensation committee followed the process described in this section to recommend his or her 2019 compensation to our board of directors. Mr. Taubman joined us as our chief product officer in October 2019, after our board had approved the 2019 compensation for our executive officers. Accordingly, Mr. Kelman negotiated and approved Mr. Taubman's 2019 compensation as part of recruiting Mr. Taubman, as further described below under "Mr. Taubman's 2019 Compensation." The committee approved Mr. Taubman's 2019 equity awards as part of its routine quarterly approval of equity awards we grant to employees. In future years and for so long as Mr. Taubman is an executive officer, the committee will recommend Mr. Taubman's compensation, pursuant to a process similar to that discussed in this section, for our board to approve.

Our compensation committee relied primarily on its subjective consideration of various factors to set the amounts of our NEOs' 2019 compensation. First and foremost, the committee evaluated the NEO's performance and scope of responsibility and considered the NEO's historical compensation with us. The committee also reviewed how our compensation peers pay a person with similar responsibilities, as described in more detail below. As part of this review, the committee considered our long-term executive compensation goal of transitioning to higher and more competitive compensation rates that are more commensurate with that of our compensation peers, in light of our NEOs' broader responsibilities following our initial public offering in July 2017. Finally, the committee considered our lack of profitability and our culture of thrift, which informs our belief that our NEOs' compensation is largely based on, and should reflect, the efforts of all employees within our company. With respect to Mr. Kelman's compensation, the committee also considered his request for no or a minimal increase to his base salary and to be paid a bonus only when we achieve profitability.

In setting Mr. Kelman and Mr. Nielsen's compensation for 2019, our compensation committee reviewed compensation data for the chief executive officer and top finance executive, respectively, of a group of public companies that were of a similar size as us, based on revenue and enterprise value, and that were in the real estate services, e-commerce, or technology-enabled services industries. These companies are listed below. From the 2018 compensation peers used for Messrs. Kelman and Nielsen, we added three companies that met the aforementioned criteria and removed two companies because one was acquired and the other lacked publicly available financial statements.

Altisource Portfolio Solutions	Carvana	NIC
AppFolio	Cornerstone OnDemand	On Deck Capital
Benefitfocus	Envestnet	RE/MAX
Blucora	Evolent Health	RealPage
Blue Apron	frontdoor	Zillow Group
CarGurus	Marcus & Millichap

Because the compensation peers used for Messrs. Kelman and Nielsen did not have sufficient data for positions similar to those held by our other NEOs, Compensia selected a group of public companies from the Radford Global Technology Survey to provide our compensation committee with comparative data for our other NEOs' compensation. These companies had revenues and enterprise values that were consistent with the compensation peers used for Messrs. Kelman and Nielsen. The committee compared Ms. Frey's position to the top engineering executive and Mr. Wiener's position to the president or chief operating officer for the selected companies. Ms. Frey's comparable position was changed from chief technology officer, which we used in 2018, due to a lack of data for that position. Mr. Wiener's comparable position was changed from top marketing executive, which we used in 2018, because his scope of responsibilities with us included areas in addition to marketing, such as analytics, data science, RedfinNow, and our mortgage business. The selected companies are listed below.

AppFolio	Cornerstone OnDemand	Model N
Benefitfocus	Digi International	Omnicell
Blue Apron	Envestnet	On Deck Capital
Calix	Extreme Networks	Quotient Technology
Care.com	Glu Mobile	RealPage
CarGurus	LendingClub	Yelp
Chegg	Manhattan Associates	Zillow Group
Cloudera

For each NEO, we refer to the applicable compensation data described above as the peer group data and the companies within the applicable peer group data as our compensation peers. In setting each NEO's compensation, our compensation committee did not determine amounts based solely on comparison against certain compensation percentiles within the peer group data. Rather, the committee used these percentiles to obtain a general understanding of our compensation peers' practices and then relied on its judgment, including consideration of the factors described above in totality, to set an NEO's compensation.

Elements of Our NEOs' Direct Compensation

The table below describes the principal elements of our executive compensation program in 2019.

Element	Description	Objective	Recipient
Base salary	Bi-weekly cash payment	• Provide a guaranteed level of income	Each NEO
Executive bonus plan	Annual cash payment based on our achievement of financial and operating metrics	• Provide opportunity to earn additional cash compensation by achieving certain annual company goals	Each NEO, other than CEO
Restricted stock unit, or RSU, awards	Grant of RSUs that vest into shares of our common stock over four years	• Align officer's and stockholders' interests by rewarding creation of long-term stockholder value • Retention through use of a multi-year vesting schedule	Each NEO, other than CEO
Performance stock unit, or PSU, awards	Grant of PSUs that are earned and settle in shares of our common stock at the end of a three-year period based on our achievement of a financial objective from 2019 to 2021	• Incentivize long-term company achievements • Align officer's and stockholders' interests by rewarding creation of long-term stockholder value	Each NEO, other than CEO
Performance stock option awards
Grant of stock options that (i) are earned at the end of a three-year period based on our achievement of a financial objective from 2019 to 2021 and (ii) have an exercise price that is higher than our stock price on the grant date
		• Incentivize long-term company achievements and stock price appreciation • Align CEO's and stockholders' interests by rewarding creation of long-term stockholder value	CEO

We use the following terms when describing our NEOs' compensation.

•	Target total direct compensation. This amount is the sum of an NEO's target cash compensation and target equity compensation.

•	Target cash compensation. This amount is the sum of an NEO's base salary and his or her target payment under our executive bonus plan.

•
Target equity compensation. With respect to Mr. Kelman, this amount is the target dollar value of his performance stock option awards. With respect to each NEO other than Mr. Kelman, this amount is the sum of the dollar value of his or her RSU award and the target dollar value of his or her PSU award.

Because our board of directors approved our executive officers' 2019 compensation before Mr. Taubman joined our company, we exclude Mr. Taubman from the discussion below under "—Target Cash Compensation" and "—Target Equity Compensation" and instead, discuss his 2019 compensation under "Mr. Taubman's 2019 Compensation."

Target Cash Compensation

The cash component of an NEO's target total direct compensation consists of base salary and, other than Mr. Kelman, a potential payment under our 2019 executive bonus plan, where the NEO has an opportunity to earn threshold, target, and maximum amounts based on our actual performance as measured against one or more financial or operating goals. Under our executive bonus plan, our compensation committee can establish any financial or operating goal that applies to our company as a whole or any of our departments and goals may vary from year to year at the committee's discretion.

The table below sets forth our NEOs' target cash compensation for 2019, compared to 2018.

NEO	2018 target cash compensation	2019 target cash compensation
Glenn Kelman	$400,000	$300,000
Chris Nielsen	$450,000	$600,000
Bridget Frey	$450,000	$500,000
Adam Wiener	$400,000	$550,000

In setting our NEOs' target cash compensation, our compensation committee considered the factors described under "Our Considerations in Setting NEO Compensation" above, including looking at the 35th percentile of the peer group data to gain an understanding of target cash compensation for our compensation peers' executives. The committee evaluated the 35th percentile instead of the 25th percentile, which was the level it had evaluated in 2018, because of our growth, desire to maintain competitiveness for executive talent, and intent to transition to around the 50th percentile over time.

After determining the target cash compensation for each NEO, our compensation committee first set the 2019 base salary for the NEO and then established a target payment for the NEO under our 2019 executive bonus plan that represented the difference between his or her target cash compensation and his or her base salary. These amounts are reflected in the tables below.

NEO	2018 base salary	2019 base salary(1)
Glenn Kelman	$250,000	$300,000
Chris Nielsen	$350,000	$450,000
Bridget Frey	$300,000	$350,000
Adam Wiener	$300,000	$400,000

(1) The base salary increases for our NEOs were effective in May 2019. Accordingly, our NEOs received their 2018 base salary for the 2019 pay periods before the effective date of the increase.

NEO	Target payment under 2018 executive bonus plan	Target payment under 2019 executive bonus plan
Glenn Kelman(1)	$150,000	$—
Chris Nielsen	$100,000	$150,000
Bridget Frey	$150,000	$150,000
Adam Wiener	$100,000	$150,000

(1) While Mr. Kelman formally participated in the 2018 executive bonus plan, he requested that his payment be subject to an additional requirement that we achieve positive net income for 2018 even though we did not expect to achieve, and had not budgeted for, positive net income in 2018. Accordingly, Mr. Kelman did not expect to receive a payment under the 2018 executive bonus plan. For the 2019 executive bonus plan, our compensation committee formalized Mr. Kelman's request and removed him from the plan.

The table and discussion below describe our 2019 executive bonus plan's goals and the threshold, target, maximum, and actual achievement and payment levels for each goal. The payment level is expressed as a percentage, ranging from 0% to 150%, of the NEO's target payment under our 2019 executive bonus plan, as shown in the table above. Achievement of goals between each of the levels was measured on a straight-line interpolation basis, and the corresponding payment was likewise determined on a corresponding straight-line interpolation basis.

	Threshold		Target		Maximum		Actual
Goal	Achievement(1)	Payout	Achievement(1)	Payout	Achievement(1)	Payout	Achievement(1)	Payout
Total visitors, mobile & web, monthly average	30,669	0%	32,986	20.0%	35,439	30.0%	33,473	22.0%
Revenue excluding RedfinNow(2)	$486,120	0%	$546,000	45.0%	$574,505	67.5%	$539,288	40.0%
RedfinNow revenue	$75,000	0%	$219,000	10.0%	$300,000	15.0%	$240,508	11.3%
Net loss	$(72,000)	0%	$(62,000)	25.0%	$(52,000)	37.5%	$(80,805)	0.0%
		0%		100%		150%		73.3%

(1) Amounts are in thousands.

(2) Our 2019 executive bonus plan included a requirement that this goal exceed the threshold achievement level for any payment to be made under the plan pursuant to any goal. We conditioned payment under the plan on exceeding the threshold achievement level of this goal because, of the plan's four goals, this goal most meaningfully measures our growth.

Total visitors, mobile & web, monthly average. We measure this goal by the total number of visitors during 2019 to Redfin.com and our mobile applications, divided by 12. This goal is identical to the "monthly average visitors" key business metric reported in our 2019 annual report's "Management Discussion and Analysis of Financial Condition and Results of Operations." We use this goal because visitors to our website and mobile applications are the primary ways we meet customers and are an important leading indicator of our business activity.

Revenue, excluding RedfinNow. This goal is our revenue for 2019, as reported in our audited financial statements, less revenue from RedfinNow, which is the properties segment reported in our audited financial statements. We use this goal because revenue growth is an important indicator of how much our business is growing annually. We exclude RedfinNow revenue because this business has been a part of our operations for a shorter period of time, relative to our other businesses, and because of the disproportionately greater revenue from one RedfinNow transaction compared to our other business transactions.

RedfinNow revenue. This goal is our properties segment revenue for 2019, as reported in our audited financial statements. We use this goal because revenue growth is an important indicator of how much RedfinNow is growing annually. We measure RedfinNow revenue separately from the revenue generated by the rest of our business for the reason explained above.

Net loss. This goal is our net loss for 2019, as reported in our audited financial statements. We use this goal because it measures our cost discipline and our ability to scale our business.

Target Equity Compensation

Mr. Kelman

The equity component of Mr. Kelman's total direct compensation consisted of performance stock option awards that are earned and become exercisable for shares of our common stock, dependent on both our aggregate gross profit for the three years from 2019 to 2021, as described in the table below, and Mr. Kelman's continued service with us. Any stock options that are earned at the end of the three-year performance period will vest upon our compensation committee's certification of the achievement level. The exercise price for the stock options is $27.50 per share, which is substantially higher than our stock's closing price on the date immediately preceding grant date, as discussed below.

Aggregate gross profit achievement level	Stock options earned
Minimum	37,500
Target	150,000
Maximum	300,000

The achievement levels and the determination of achievement of the aggregate gross profit performance condition, as well as the rationale for using such condition, are identical to the PSU awards for our other NEOs, which we describe below.

In establishing the terms of Mr. Kelman's performance stock option awards, our compensation committee intended to reward Mr. Kelman only if both (i) our company's achievement of its drive towards profitability aligned with internal expectations and (ii) our stock price significantly increases. Accordingly, the committee applied the same three-year performance condition to the awards as it had established for our other executive officers' 2019 PSU awards. And, it set the stock options' exercise price ($27.50 per share) to a premium of our stock's closing price on the date immediately preceding the grant date ($15.76 per share), as the grant date was not a trading day. In establishing the exercise price, the committee also considered that Mr. Kelman will receive approximately the same value from his awards as our other executive officers will receive from their 2019 equity awards only if our stock price significantly increases from its levels around the grant date. Finally, in deciding to grant Mr. Kelman any equity awards in 2019, the committee considered that (i) Mr. Kelman's base salary, even following his 2019 increase, was significantly below the level of chief executive officers' base salaries at our compensation peers and (ii) Mr. Kelman requested that he not participate in the 2019 executive bonus plan because we did not expect to achieve, and had not budgeted for, positive net income in 2019.

NEOs Other than Mr. Kelman

Other than for Mr. Kelman, the equity component of an NEO's target total direct compensation consisted of (i) time-based RSU awards that vest into shares of our common stock dependent on the NEO's continued service with us and (ii) PSU awards that are earned and settle into shares of our common stock dependent on both our achievement of a pre-established performance objective and the NEO's continued service with us.

The table below sets forth our NEOs' target equity compensation for 2019, compared to 2018.

	2018 equity compensation			2019 equity compensation
NEO	RSU award(1)	PSU award(1)	Target equity compensation	RSU award(1)	PSU award(1)	Target equity compensation
Chris Nielsen	$650,000	$650,000	$1,300,000	$500,000	$500,000	$1,000,000
Bridget Frey	$550,000	$550,000	$1,100,000	$600,000	$600,000	$1,200,000
Adam Wiener	$550,000	$550,000	$1,100,000	$600,000	$600,000	$1,200,000

(1) Our compensation committee granted RSUs and PSUs in an amount based on the dollar value in the table. To determine the number of shares underlying these awards, we converted the dollar value of the award into a number based on the average closing price of our common stock for the 20 trading days (for 2018 awards) and 30 trading days (for 2019 awards) prior to the date of our compensation committee's approval of the grant.

In setting our NEOs' target equity compensation, our compensation committee considered the factors described under "Our Considerations in Setting NEO Compensation" above, including looking at the peer group data to gain an understanding of target equity compensation for our compensation peers' executives. The committee initially reviewed the 50th percentile of the peer group data and noticed that the compensation amount at the 50th percentile was significantly less than the amount at the 50th percentile from the prior year. Upon Compensia's advice on interpreting this data, the committee focused primarily at a level slightly above the 50th percentile as the best representation of the midpoint of the actual compensation market. The committee also sought to grant RSUs and PSUs in equal proportions to balance the three considerations of driving specific company performance goals, alignment with our stockholders' interests, and retention.

RSU award. One quarter of each NEO's 2019 RSU award will vest on May 20, 2020 and one sixteenth of the award will vest quarterly thereafter, such that the entire award will be vested by May 20, 2023, subject to the NEO's continued service on each applicable vesting date.

PSU award. The dollar value of each NEO's PSU award, and the corresponding number of PSUs, described in the table above reflect the target number of PSUs granted. The actual number of PSUs that may be earned and settle into shares of our common stock will depend on our achievement of the PSU awards' performance condition. The number of PSUs that may be earned will range between 25% and 200% of the target number of PSUs granted and will depend on our aggregate gross profit for the three years from 2019 to 2021, as described in the table below. If our aggregate gross profit is less than the minimum level, then no PSUs will be earned. Achievement of aggregate gross profit between each of the levels will be measured on a straight-line interpolation basis, and the corresponding number of PSUs will likewise be determined on a corresponding straight-line interpolation basis. Any PSUs that are earned at the end of the three-year performance period will vest and settle into shares of our common stock upon the committee's certification of the achievement level.

Aggregate gross profit achievement level	PSUs earned as a percentage of target number
Minimum	25%
Target	100%
Maximum	200%

Our compensation committee conditioned payment of the PSUs on aggregate gross profit, which is calculated in accordance with U.S. Generally Accepted Accounting Principles, because the metric measures our drive towards profitability. For the PSU awards that we granted in 2018, the committee had conditioned payment two metrics: aggregate gross profit and aggregate income (loss) from operations. The committee omitted the latter metric from the 2019 PSU awards because the committee believed that aggregate gross profit struck the right balance between growth and operating efficiency, while still allowing us to pursue strategic growth opportunities that we believe to be in our stockholders' long-term interests, such as the marketing campaign we launched in early 2019, without disincentivizing our executives.

Mr. Taubman's 2019 Compensation

Mr. Taubman joined us as chief product officer in October 2019. In determining the compensation offered to Mr. Taubman, we considered various factors, including: (i) the compensation of the top product executive at our compensation peers to gain an understanding of target cash and equity compensation paid by our compensation peers, (ii) the compensation of our other executive officers and considerations of internal pay equity, and (iii) with respect to Mr. Taubman's RSU award, both the value of unvested equity awards that Mr. Taubman was forfeiting by leaving his prior employer and his status as a new executive officer without historical equity awards from us. Mr. Kelman approved Mr. Taubman's compensation offer after considering these various factors and consulting with Compensia and our senior human resources executive.

Mr. Taubman's annualized base salary for 2019 was $300,000. We also agreed to pay Mr. Taubman a starting bonus of $400,000, which is payable in two equal installments - the first in October 2019 and the second in October 2020. Mr. Taubman will be required to reimburse us for an installment if his employment is terminated prior to (i) in the case of the first installment, the one-year anniversary of his start date and (ii) in the case of the second installment, the third-year anniversary of his start date. Mr.

Taubman was also eligible to participate in our 2019 executive bonus plan, conditioned on our achievement of the plan's performance goals, at a target amount of $100,000 but pro-rated based on the number of days in 2019 he was employed with us. Applying this pro-ration, his target payment was $20,800.

We granted Mr. Taubman an RSU award valued at $900,000. One quarter of the award will vest on November 20, 2020 and one sixteenth of the award will vest quarterly thereafter, such that the entire award will be vested by November 20, 2023, subject to Mr. Taubman's continued service on each applicable vesting date.

We also granted Mr. Taubman a PSU award valued at $425,000 based on our target achievement of the award's performance condition. This performance condition, as well as the award's threshold and maximum payment levels, are identical to those for the PSU awards granted to our other NEOs during 2019, as described above under "Elements of Our NEOs' Direct Compensation—Target Equity Compensation."

To determine the number of shares underlying Mr. Taubman's RSU and PSU awards, we converted the dollar value of the award into a number based on the average closing price of our common stock for the 30 trading days prior to the date of our compensation committee's approval of the grant.

Changes to 2020 Executive Compensation

In response to COVID-19's impact on our business, we have made the following changes to our executive compensation for 2020:

•	Mr. Kelman will forgo his salary for 2020, effective from March 17, 2020;

•	our executive officers, other than Mr. Kelman, will have their salaries reduced by 10% from April 12, 2020 through a date that we will determine later; and

•	our 2020 executive bonus plan has been suspended and our executive officers will not be eligible to earn a payout pursuant to the plan.

As we continue to evaluate COVID-19's impact, we may make additional changes to the 2020 compensation for our executive officers.

Other Benefits Available to Our NEOs

In addition to the elements of direct compensation described above, our NEOs are also eligible to receive other standard employee benefits. Consistent with our culture of thrift, we do not offer our NEOs any benefit that is unavailable on the same basis to our other full-time employees. The most significant of these benefits include (i) health and life insurance coverage, (ii) paid-time off, (iii) the opportunity to purchase shares of our common stock at a discount pursuant to our 2017 Employee Stock Purchase Plan, (iv) the ability to contribute to a 401(k) retirement plan (we do not match contributions by any of our employees), and (v) the opportunity to purchase transit and parking using pre-tax dollars.

Agreements with Our NEOs

We do not have an employment agreement with any of our NEOs, but we have entered into employment offer letters with each NEO. Pursuant to these offer letters, each NEO is an "at-will" employee, receives a base salary, has the opportunity to earn an incentive bonus under our executive bonus plan, and is eligible to receive our standard employee benefits.

We have entered into a change in control and severance agreement with each of our NEOs that provides for payments and benefits to the NEO upon a qualifying termination of employment in connection with a change in control. Please see "Potential Payments upon Termination or Change in Control—Change in Control Severance Agreement" below for more information.

Share Ownership and Anti-Hedging Policies

We have adopted a share ownership policy that requires each NEO to beneficially own a minimum dollar value of our common stock, after being an executive officer for four years. We also prohibit each NEO from purchasing any financial instrument, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of our common stock owned by the NEO. For more information about these policies, please see "Our Corporate Governance" below.

Certain Tax and Accounting Impacts of Our NEO Compensation

The Tax Cuts and Jobs Acts of 2017 amended a tax law that governed whether we can deduct certain types of compensation paid to an NEO that exceeds $1,000,000 for any year. For this purpose, compensation is based on tax laws and is not necessarily the same as the amount reported for an NEO in the Summary Compensation Table below. Because of uncertainties in the interpretation and implementation of the amendment, there is no guaranty on whether we will be able to fully deduct our NEOs' compensation.

We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on accounting standards. To the extent an NEO forfeits his or her award or we determine that the probable outcome of the PSU award's performance condition is no longer the same as it was on the grant date, then we will adjust, in the period of the forfeiture or determination, the previously recognized expense.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" above. Based on this review and discussion, the compensation committee recommended to Redfin's board of directors that the "Compensation Discussion and Analysis" section be included in this proxy statement.

James Slavet
Selina Tobaccowala

Summary Compensation Table

The following table provides information regarding our NEOs' compensation for 2019 and, to the extent required by the SEC's rules, 2018 and 2017.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(2)(3) ($)	Option awards(3)(4) ($)	Non-equity incentive plan compensation(5) ($)	Total ($)
Glenn Kelman (chief executive officer)	2019	284,368	—	—	797,915	—	1,082,283
	2018	250,000	—	—	—	—	250,000
	2017	250,000	—	—	6,337	—	256,337
Chris Nielsen (chief financial officer)	2019	416,539	—	1,107,790	—	109,904	1,634,233
	2018	329,808		1,264,554	—	—	1,594,362
	2017	286,923		—	814,997	99,165	1,201,085
Bridget Frey (chief technology officer)	2019	334,506	—	1,329,348	—	109,904	1,773,758
	2018	279,808	—	1,070,018	—	—	1,349,826
	2017	250,000	—	—	81,497	99,165	430,662
Christian Taubman (chief product officer)	2019	65,934	200,000(1)	1,582,855	—	15,240	1,864,029
Adam Wiener (chief growth officer)	2019	368,187	—	1,329,348	—	109,904	1,807,439
	2018	279,808	—	1,070,018	—	—	1,349,826

(1) As part of Mr. Taubman's employment offer, we agreed to pay Mr. Taubman a $400,000 signing bonus that is payable in two installments. We paid the first installment of $200,000 in October 2019. If Mr. Taubman leaves Redfin for any reason prior to October 14, 2020, he is required to reimburse us for this $200,000 bonus. For a description of Mr. Taubman's signing bonus, please see "Compensation Discussion and Analysis—Mr. Taubman's 2019 Compensation."

(2) The amounts in this column represent the aggregate grant date fair value of RSU awards and PSU awards. We computed the grant date fair value of the 2019 PSU awards based on our achievement of the awards' performance conditions at 165% of target, which was the probable outcome of the performance conditions on the grant date. Assuming maximum achievement of the 2019 PSU awards' performance conditions, the grant date fair value of (i) the 2019 PSU awards would have been $836,068 for Mr. Nielsen, $1,003,282 for Ms. Frey and Mr. Wiener, and $840,219 for Mr. Taubman and (ii) all 2019 RSU awards and PSU awards would have been $1,254,102 for Mr. Nielsen, $1,504,922 for Ms. Frey and Mr. Wiener, and $1,729,893 for Mr. Taubman.

(3) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards. Please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for the assumptions we made in computing the grant date fair value.

(4) The amounts in this column represent the aggregate grant date fair value of stock option awards. We computed the grant date fair value of Mr. Kelman's 2019 performance stock option award based on our achievement of the award's performance conditions at 165% of target, which was the probable outcome of the performance conditions on the grant date. Assuming maximum achievement of the award's performance conditions, the grant date fair value would have been $967,170.

(5) The amounts in this column represent the amounts earned under our executive bonus plan for the respective year.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of awards to our NEOs during 2019 pursuant to our executive bonus plan and, with respect to equity awards, our 2017 Equity Incentive Plan.

Name	Grant date	Estimated possible payout under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn Kelman	6/1/2019				37,500	150,000	300,000		27.50	797,915
Chris Nielsen		0	150,000	225,000
	6/1/2019							26,525		418,034
	6/1/2019				6,631	26,525	53,050			689,756
Bridget Frey		0	150,000	225,000
	6/1/2019							31,830		501,641
	6/1/2019				7,957	31,830	63,660			827,707
Christian Taubman		0	20,800(1)	31,200(1)
	12/2/2019							46,899		889,674
	12/2/2019				5,536	22,146	44,292			693,181
Adam Wiener		0	150,000	225,000
	6/1/2019							31,830		501,641
	6/1/2019				7,957	31,830	63,660			827,707

(1) Mr. Taubman's estimated possible payouts under our 2019 executive bonus plan reflect his employment with us for only a part of 2019. The amounts were based on Mr. Taubman's annual threshold, target, and maximum of $0, $100,000, and $150,000.

(2) The amounts in this column represent the potential shares that could be earned pursuant to (i) performance stock options, with respect to Mr. Kelman, and (ii) PSU awards, with respect to each other NEO.

(3) The amounts in this column represent RSU awards.

(4) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. We computed the grant date fair value of Mr. Kelman's performance stock option award and the other NEOs' PSU awards based on our achievement of each award's performance conditions at 165% of target, which was the probable outcome of the performance conditions on the grant date. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards.

Outstanding Equity Awards at Year-End Table

The following table provides information regarding our NEOs' outstanding option, RSU, and PSU awards as of December 31, 2019.

		Option Awards					Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(1) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(4) ($)
Glenn Kelman	8/16/2011	180,313	—		0.36	8/16/2021
	7/26/2013	211,111	—		3.75	11/26/2023
	11/23/2015	483,333	—		8.61	11/24/2025
	2/03/2016	10,047	—		8.97	2/03/2026
	9/27/2016	8,148	—		8.10	9/29/2026
	6/14/2017	1,296	—		10.80	6/14/2027
	N/A			150,000(5)	27.50	6/1/2029
Chris Nielsen	6/17/2013	657,599	—		2.25	8/2/2023
	5/2/2016	74,648	8,685		9.15	5/11/2026
	5/1/2017	59,032	107,634		10.80	6/14/2027
	5/20/2018						18,279	386,418
	5/20/2019						26,525	560,739
	N/A								7,311(6)	154,555
	N/A								26,525(5)	560,739
Bridget Frey	6/20/2011	27,917	—		0.36	08/16/2021
	3/1/2012	81,666	—		1.41	04/12/2022
	4/1/2013	103,203	—		1.77	06/18/2023
	11/25/2013	37,081	—		3.75	11/26/2023
	5/4/2014	56,489	—		6.42	07/10/2024
	8/24/2014	34,842	—		6.39	10/14/2024
	1/1/2015	233,333	—		7.38	04/13/2025
	5/1/2015	51,116	—		8.61	10/28/2025
	5/2/2016	89,579	10,420		9.15	05/11/2026
	5/1/2017	10,760	5,906		10.80	06/14/2027
	5/20/2018						15,467	326,972
	5/20/2019						31,830	672,886
	N/A								6,186(6)	130,772
	N/A								31,830(5)	672,886
Christian Taubman	11/20/2019						46,899	991,445
	N/A								22,146(5)	468,166

		Option Awards					Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(1) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(4) ($)
Adam Wiener	4/1/2013	73,334	—		1.77	6/18/2023
	11/25/2013	166,666	—		3.75	11/26/2023
	5/1/2015	250,035	—		8.61	10/28/2025
	5/2/2016	59,722	6,944		9.15	5/11/2026
	5/2/2016	29,861	3,472		8.10	9/28/2026
	5/1/2017	53,817	29,516		10.80	6/14/2027
	5/20/2018						15,467	326,972
	5/20/2019						31,830	672,886
	N/A								6,186(6)	130,772
	N/A								31,830(5)	672,886

(1) Subject to the NEO's continuing service, one quarter of each option award becomes exercisable on the one year anniversary of the vesting commencement date and the remaining amounts become exercisable equally each month thereafter, such that the entire option will be exercisable on the four year anniversary of the vesting commencement date.

(2) Subject to the NEO's continuing service and our achievement of the award's performance condition(s) at at least the threshold level, the award is earned and vests or becomes exercisable upon our compensation committee's certification of our achievement of the performance condition(s) following the end of the award's three-year performance period.

(3) Subject to the NEO's continuing service, one quarter of the RSU award vests on the one year anniversary of the vesting commencement date and the remaining amounts vest equally each quarter thereafter, such that the entire award will be vested on the four year anniversary of the vesting commencement date.

(4) The market value is based on the closing price of our common stock on December 31, 2019.

(5) Represents the target number of shares that may be earned under the award.

(6) Represents the threshold number of shares that may be earned under the award.

Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options and vesting of RSU awards during 2019.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Glenn Kelman	—	—	—	—
Chris Nielsen	24,000	389,970	10,966	187,921
Bridget Frey	87,381	1,367,489	9,279	163,714
Christian Taubman	—	—	—	—
Adam Weiner	125,000	1,874,800	9,279	163,714

(1) As required by the SEC's rules, the value realized (i) with respect to exercise of stock options, is based on the difference between the closing price of our common stock on the day of exercise and the exercise price of the option award and (ii) with respect to vesting of RSU awards, is based on the closing price of our common stock on the vesting date. These amounts do not correspond to the actual economic value that was received by our NEOs from such exercise or vesting.

Potential Payments upon Termination or Change in Control

Change in Control Severance Agreement

Each NEO has a change in control severance agreement, or change in control agreement, with us. The change in control agreement provides that the NEO will receive the payments and benefits described below upon either (i) a termination by us of the NEO’s employment without “cause” or (ii) a voluntary resignation by the NEO from his or her employment with “good reason,” in each case during the period three months before a “change in control” and ending 12 months after a “change in control” of our company. The change in control agreement defines the terms “cause,” “good reason,” and “change in control.” We refer to either of these terminations of employment as a “qualifying termination.” The payments and benefits provided by the change in control agreement are contingent upon the consummation of the change in control of our company and the NEO executing a release of claims in favor of our company. The change in control agreement for each NEO other than Mr. Taubman expires in July 2020, and Mr. Taubman's change in control agreement expires in November 2022.

In the event of qualifying termination, the NEO will be entitled to: (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to six months of costs to continue health insurance coverage under COBRA, and (iii) have then-outstanding and unvested non-performance-based stock option and RSU awards accelerate and become vested as if the NEO had continued in service for an additional 12 months. Mr. Kelman's performance stock option award and each other NEO's PSU awards that are deemed earned upon a change in control, as described below, are eligible for acceleration and vesting to the same extent as non-performance-based stock option and RSU awards.

If a change in control occurs and our successor or acquirer refuses to assume, convert, or substitute the then-outstanding and unvested non-performance-based stock option and RSU awards held by the NEO, then those awards will accelerate in full.

PSU Award Agreement and Mr. Kelman's Performance Stock Option Agreement

Under the award agreement for our PSU awards and Mr. Kelman's performance stock option award, if a change in control (as defined in the applicable award agreement) occurs and the NEO is providing service to us through the change in control, then the award's performance metrics will be deemed achieved at 100% of target.

The resulting number of earned awards will then become subject to time-based vesting, and the NEO will vest 100% of these earned awards as of the end of the performance period originally applicable to the award. To the extent earned but unvested at the time of a change in control, these earned awards are eligible for acceleration and vesting pursuant to the NEO's change in control agreement, as described above.

If, however, a successor entity does not assume, convert, replace, or substitute the resulting number of earned awards, then these earned awards will accelerate and become vested immediately prior to the consummation of the change in control.

Amended and Restated 2004 Equity Incentive Plan

Our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, governs our NEOs' stock option awards. Pursuant to our 2004 plan, the option awards' vesting schedule will accelerate by twelve months upon a change in control (as defined in our 2004 plan). This accelerated vesting provision is in addition to the benefits provided under our NEOs' change in control agreement, as described above. Our 2004 plan also provides that if, upon a change in control, a successor entity does not assume, convert, or replace outstanding option awards held by an individual whose service with us has not terminated, then those option awards will, unless otherwise provided by our board of directors, accelerate and become exercisable immediately prior to the consummation of the change in control.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan, or 2017 plan, governs our NEOs' RSU awards. Pursuant to our 2017 plan, if, upon a change in control (defined as a "corporate transaction" in our 2017 plan), a successor entity does not assume, convert, replace, or substitute outstanding RSU awards, then those awards will accelerate and become vested immediately prior to the consummation of the change in control.

Estimated Value of Payments and Benefits

The table below provides the estimated value of the payments and benefits that would have been received by our NEOs in the following scenarios:

•	a change in control of our company occurred on December 31, 2019 and the successor entity assumed, converted, or substituted the NEO's equity awards;

•	a change in control of our company occurred on December 31, 2019 and the successor entity did not assume, convert, or substitute the NEO's equity awards;

•
a change in control of our company occurred on December 31, 2019, the successor entity assumed, converted, or substituted the NEO's equity awards, and each NEO had a qualifying termination on December 31, 2019 immediately following the change in control; and

•
a change in control of our company occurred on December 31, 2019, the successor entity did not assume, convert, or substitute the NEO's equity awards, and each NEO had a qualifying termination on December 31, 2019 immediately following the change in control.

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested stock option awards(1) ($)	Value from acceleration of unvested RSU awards(2) ($)	Value from acceleration of unearned PSU awards(2) ($)	Total ($)
Glenn Kelman
Change in control and successor assumed equity awards(3)	—	—	—	—	—	—
Change in control and successor did not assume equity awards(4)	—	—	—	—	—	—
Change in control, successor assumed equity awards, and qualifying termination(5)	150,000	4,011	—	—	—	154,011
Change in control, successor did not assume equity awards, and qualifying termination(6)	150,000	4,011	—	—	—	154,011
Chris Nielsen
Change in control and successor assumed equity awards(3)	—	—	534,970	—	—	534,970
Change in control and successor did not assume equity awards(4)	—	—	714,524	947,157	1,178,978	2,840,659
Change in control, successor assumed equity awards, and qualifying termination(5)	225,000	7,940	714,524	364,834	618,239	1,930,537
Change in control, successor did not assume equity awards, and qualifying termination(6)	225,000	7,940	714,524	947,157	1,178,978	3,073,599
Bridget Frey
Change in control and successor assumed equity awards(3)	—	—	168,023	—	—	168,023
Change in control and successor did not assume equity awards(4)	—	—	186,004	999,859	1,196,017	2,381,880
Change in control, successor assumed equity awards, and qualifying termination(5)	175,000	7,658	186,004	383,099	523,130	1,274,891
Change in control, successor did not assume equity awards, and qualifying termination(6)	175,000	7,658	186,004	999,859	1,196,017	2,564,538
Christian Taubman
Change in control and successor assumed equity awards(3)	—	—	—	—	—	—
Change in control and successor did not assume equity awards(4)	—	—	—	991,445	468,166	1,459,611
Change in control, successor assumed equity awards, and qualifying termination(5)	150,000	12,229	—	247,845	—	410,074
Change in control, successor did not assume equity awards, and qualifying termination(6)	150,000	12,229	—	991,445	468,166	1,621,840
Adam Wiener
Change in control and successor assumed equity awards(3)	—	—	343,936	—	—	343,936

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested stock option awards(1) ($)	Value from acceleration of unvested RSU awards(2) ($)	Value from acceleration of unearned PSU awards(2) ($)	Total ($)
Change in control and successor did not assume equity awards(4)	—	—	433,729	999,859	1,196,017	2,629,605
Change in control, successor assumed equity awards, and qualifying termination(5)	200,000	8,584	433,729	383,099	523,130	1,548,542
Change in control, successor did not assume equity awards, and qualifying termination(6)	200,000	8,584	433,729	999,859	1,196,017	2,838,189

(1) This value is based on the difference between the closing price for our common stock on December 31, 2019 and the exercise price of the accelerated stock option awards.

(2) This value is based on the closing price of our common stock on December 31, 2019.

(3) This scenario assumes acceleration of unvested stock option awards scheduled to vest by December 31, 2020, pursuant to our 2004 plan.

(4) This scenario assumes (i) acceleration of all unvested stock option awards and RSU awards, pursuant to our 2004 plan and 2017 plan, respectively and (ii) each PSU award's performance condition(s) were deemed achieved at 100% of target and accelerated vesting of the resulting number of earned PSUs, pursuant to the applicable PSU award agreement.

(5) This scenario assumes (i) acceleration of unvested stock option awards scheduled to vest by December 31, 2021, pursuant to our 2004 plan and change in control agreement, (ii) acceleration of RSU awards scheduled to vest by December 31, 2020, pursuant to our change in control agreement, and (iii) the performance conditions of each PSU award with a performance period ending on December 31, 2020 were deemed achieved at 100% of target and accelerated vesting of the resulting number of earned PSUs, pursuant to the applicable PSU award agreement and our change in control agreement.

(6) This scenario assumes (i) acceleration of all unvested stock option awards and RSU awards, pursuant to our 2004 plan, 2017 plan, and change in control agreement and (ii) each PSU award's performance condition(s) were deemed achieved at 100% of target and accelerated vesting of the resulting number of earned PSUs, pursuant to the applicable PSU award agreement.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on an advisory basis, our named executive officers' compensation, as disclosed in "Executive Compensation," including "Compensation Discussion and Analysis," the compensation tables, and the related narrative discussion. We refer to this vote as the say-on-pay vote.

Our board of directors recommends that our stockholders vote to approve our named executive officers' compensation because, in 2019, we continued to implement our compensation philosophy of rewarding our named executive officers largely based on our short-term and long-term financial performance, and for increasing value for our stockholders. We accomplished this by:

•
Compensating our named executive officers mostly via equity, including performance-based equity, rather than cash. This emphasis on equity compensation focuses them on increasing our company's value over the long-term.

•
Including both short-term and long-term at-risk, performance-based compensation, with more value being realizable through the long-term component. This approach incentivizes our named executive officers to drive us towards profitability in the long run and also focuses them on achieving annual goals for revenue and meeting customers.

•
Rewarding our chief executive officer only though base salary and performance-based equity compensation, with the equity compensation becoming earned only if (i) through 2021, our drive towards profitability is aligned with internal expectations and (ii) our stock price significantly increases from its levels in June 2019. This objective directly aligns our chief executive officer's financial interests with that of our long-term stockholders.

As an advisory vote, the vote outcome of this proposal is not binding. However, we value our stockholders' opinions and our compensation committee will consider the outcome of the vote when deciding our named executive officers' compensation in the future.

Our stockholders currently have the ability to cast a say-on-pay vote annually, so our next say-on-pay vote will occur at our 2021 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

CEO PAY RATIO

We are presenting the ratio of the 2019 total compensation of (i) our chief executive officer, as reported in the Summary Compensation Table, to (ii) our median employee, as computed in the same manner. This ratio is 14:1 based on the amounts of $1,082,283 to $79,100, respectively.

We selected our median employee from our employee population on our last payroll date of the year, which was December 27 for 2019. We refer to this as the determination date. On the determination date, we had 3,369 employees, which exclude (i) our chief executive officer and (ii) ten employees who we employed in Canada. Canada was the only country outside of the United States where we employed people on the determination date, and our Canadian employees accounted for less than five percent of our total employees on such date.

We identified our median employee by aggregating the dollar amounts of the following compensation types for each employee on the determination date. We aggregated the amounts included in our employees' first paycheck of 2019 on January 11 through their last paycheck of 2019 on December 27.

•	Base salary

•	Cash bonus, except any bonus that generally cannot be earned more than once by the same employee, such as a starting or relocation bonus

•	Value of vested restricted stock units, as calculated by the number of vested restricted stock units multiplied by our closing stock price on the vesting date

OUR CORPORATE GOVERNANCE

Separation of Chairman and Chief Executive Officer

Our board of directors is free to choose its chairman in any way that it deems best for us. Our board, in consultation with our nominating and corporate governance committee, will periodically consider its leadership structure and may change the structure as it deems appropriate.

Our board of directors believes that we and our stockholders are currently best served by having two different people serve as our chairman and as our chief executive officer. Our board of directors believes that the separation of the roles of chairman and chief executive officer provides effective independent oversight of management while allowing our board and management to benefit from our directors’ extensive financial and business expertise.

Other Public Company Directorships

We recommend the following limits with respect to our directors' roles on other public company boards (or comparable governing bodies): (i) if our chief executive officer is also one of our directors, then he or she should not sit on the board of more than one other public company; (ii) no director should sit on the board of more than three other public companies; and (iii) a member of our audit committee should not sit on the audit committee of more than two other public companies. If a director exceeds any of these limits, then our nominating and corporate governance committee will consider, when evaluating our board and audit committee composition, whether service on the other public company boards or audit committees impairs the director's ability to serve with us.

Share Ownership and Retention Policy

Beginning on December 31 of the year in which a director or executive officer has his or her four-year anniversary of becoming a director or executive officer, we require him or her to own a minimum dollar value of our common stock, as described below.

Position	Minimum Ownership
Chief executive officer	6x base salary
Non-employee director	5x board cash retainer(1)
Executive officer (other than CEO)	3x base salary

(1) Excludes retainer for chair or committee service

All shares of our common stock, and shares underlying vested but unexercised in-the-money stock options, that a director or executive officer beneficially owns count toward the minimum threshold. Unvested stock options, restricted stock units, and performance stock units do not count. We assess whether our directors and executive officers meet our share ownership policy on December 31 of each year. To determine the value of shares beneficially owned, we use (i) the average closing price of our common stock for the 90 trading days preceding and including December 31 and (ii) in the case of shares underlying stock options, the intrinsic value of the options.

If a director or executive officer does not own the minimum dollar value of shares, then he or she must hold at least 50% of the aggregate after-tax shares that have been received (and are still owned), and will be received, upon vesting of restricted stock units or performance stock units or exercise of stock options. However, a director or executive officer will not be required to amend an existing 10b5-1 plan to comply with this retention requirement.

Each director and executive officer who was required to have complied with our share ownership and retention policy as of December 31, 2019 was in compliance with the policy on that date. Additionally, Robert Bass, Julie Bornstein, and David Lissy, while not yet subject to the policy, each also owned the minimum dollar value of our common stock required for a non-employee director.

Anti-Pledging and Anti-Hedging Policies

Our directors and executive officers may not pledge Redfin stock as collateral.

We prohibit all employees (including officers) and directors from purchasing any financial instrument, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of Redfin stock owned by the person, regardless of how the person acquired his or her Redfin stock. Specific examples of prohibited instruments include prepaid variable forward contracts, equity swaps, collars, and exchange funds.

For purposes of these policies, "Redfin stock" includes our publicly traded common stock, our convertible preferred stock, and our convertible senior notes. These policies' prohibitions extend to (i) people living in the same household as an employee or director and (ii) people or entities whose trading is directed by an employee or director or subject to the employee or director's influence or control.

Related Party Matters

Related Party Transactions Policy

Our board of directors has adopted a written related party transactions policy. Under this policy, we consider each of the following people to be a "related party": director; director nominee; executive officer; and person who beneficially owns more than five percent of our common stock. Our policy requires each related party to notify us of any transaction that Redfin or any of its subsidiaries participates and involves (i) the related party, (ii) the related party's immediate family member, (iii) the related party's household member, or (iv) an entity from which the related party or any person covered by clauses (ii) or (iii) may derive an economic benefit. We refer to any such transaction as a "reportable transaction," and we refer to the persons covered by clauses (i) through (iii) of the foregoing sentence as "covered persons."

Our policy directs our general counsel to evaluate each reportable transaction to determine if a covered person will have a direct or indirect material interest in the transaction. In making this evaluation, our general counsel will consider all facts and circumstances regarding the transaction. Our board of directors has concluded that a covered person will not have a direct or indirect material interest in any of the following transactions if he or she receives the same terms as an unrelated third party would have received for the transaction, other than any discount the covered person receives that is also available to our full-time employees or independent contractor licensed sales professionals generally and on a non-discriminatory basis:

•	Sell a home using Redfin as the listing agent

•	Purchase a home using Redfin as the buyer's agent

•	Purchase a home using the Redfin Direct offer tool

•	Obtain title insurance or escrow or settlement services through Title Forward, which is our title and settlement subsidiary

If our general counsel determines that a covered person has a direct or indirect material interest in a reportable transaction, then he or she will refer the transaction to our nominating and corporate governance committee and ask the committee to review, and if appropriate, approve or ratify the transaction. We refer to any reportable transaction that has been referred to the committee as a "related party transaction."

In deciding whether to approve a related party transaction, our nominating and corporate governance committee will review all facts and circumstances regarding the transaction, including the factors listed below.

•	Any conflict of interest, or the appearance of a conflict of interest, of the transaction to us

•	The transaction's impact on a director's independence under all applicable legal standards

•	If the transaction involves the provision of products or services to us, the availability of comparable products or services from unrelated third parties

•	Whether the terms of the transaction are substantially comparable to terms between Redfin and an unrelated third party or employee generally

Our general counsel may, at his or her discretion, notify our nominating and corporate governance committee of a reportable transaction that does not constitute a related party transaction in order to keep the committee apprised of a related party's transactions in which we participate. Additionally, our general counsel will also refer a related party transaction to our disclosure committee to evaluate whether we should disclose the transaction in a filing with the SEC. If a reportable transaction involves our general counsel, then our chief financial officer will assume the general counsel's role for purposes of our policy. If a related party transaction involve a member of our nominating and corporate governance committee, then our entire board of directors or another committee, in each case excluding the conflicted director, will evaluate the transaction.

Related Party Transactions

On April 1, 2020, we issued 4,484,305 shares of our common stock, at a price of $15.61 per share, and 40,000 shares of our convertible preferred stock, at a price of $1,000 per share, to Durable Capital Master Fund LP, or Durable. We received gross proceeds of approximately $110,000,000 from the sale of the securities to Durable. As a result of this transaction, Durable beneficially owned more than five percent of our common stock.

In connection with the sale of the securities to Durable and also on April 1, 2020, we entered into a registration rights agreement with Durable. This agreement requires us to file a registration statement with the SEC by June 30, 2020 to register the resale of (i) the common stock we sold to Durable, (ii) shares of our common stock issuable upon conversion or redemption of the convertible preferred stock we sold to Durable, and (iii) shares of our common stock issuable as dividends on the convertible preferred stock we sold to Durable. We refer to these securities covered by the registration statement as the registrable securities. We are required to maintain the registration statement's effectiveness until the earlier of the date that (i) the registrable securities have been sold or (ii) the registrable securities may be sold without any restrictions pursuant to Rule 144 under the Securities Act of 1933.

Commencing on July 1, 2020 and continuing quarterly until Durable no longer holds any shares of our convertible preferred stock, we will pay to Durable dividends that have accrued on the preferred stock. Dividends accrue on each $1,000 of preferred stock at a rate of 5.5% per year.

We may also (i) issue additional shares of our common stock to Durable upon its conversion or an automatic conversion of the preferred stock or (ii) pay cash or issue additional shares of our common stock to Durable upon its redemption of the preferred stock following certain events.

On November 30, 2024, we will be required to redeem any outstanding shares of preferred stock still held by Durable.

Our board of directors approved these transactions with Durable.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our directors and employees, including the persons serving as our principal executive officer, principal financial officer, and principal accounting officer. The code of conduct and ethics is available under the “Governance” section of our investor relations website located at investors.redfin.com. We will disclose any amendment to, or waiver from, our code of conduct and ethics that pertains to the persons serving as our principal executive officer, principal financial officer, or principal accounting officer on the above-referenced website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of our common stock as of April 13, 2020 by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock and

•	our management, which includes:

◦	each of our directors and director nominees;

◦	each of our named executive officers, as described in “Executive Compensation” above; and

◦	all of our directors and executive officers as a group.

We computed the number of shares beneficially owned and the percentage of our common stock represented by that ownership based on the SEC’s rules. Accordingly, ownership reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 12, 2020. Except as indicated in the footnotes to the table, each person has sole voting and investment power over the shares reported as beneficially owned by the person.

Name of beneficial owner	Number of shares beneficially owned	Percent of class
>5% beneficial owners
Baillie Gifford & Co	8,001,769(1)	8.1%
BlackRock, Inc.	6,105,851(2)	6.2%
Capital International Investors	5,768,339(3)	5.9%
Durable Capital Partners LP	9,818,325(4)	9.9%
Jackson Square Partners, LLC	7,057,900(5)	7.2%
The Vanguard Group	11,207,904(6)	11.4%
Persons affiliated with Wellington Management	7,875,489(7)	8.0%
Management
Robert Bass	76,658(8)	*
Julie Bornstein	53,392(9)	*
Bridget Frey	795,462(10)	*
Glenn Kelman	2,759,221(11)	2.8%
Austin Ligon	675,845(12)	*
David Lissy	16,068(13)	*
Robert Mylod, Jr.	376,299(14)	*
Chris Nielsen	874,542(15)	*
James Slavet	144,403(16)	*
Christian Taubman	—	—
Selina Tobaccowala	101,154(17)	*
Adam Wiener	738,628(18)	*
All directors and executive officers as a group	7,486,372(19)	7.3%

* Percentage owned does not exceed one percent.

(1) Of the shares beneficially owned, Baillie Gifford & Co has sole voting power over 7,955,080 shares and sole investment power over 8,001,769 shares. The address for Baillie Gifford & Co is Calton Square 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK. All information relating to Baillie Gifford & Co is based on the Schedule 13G it filed on January 17, 2020.

(2) Of the shares beneficially owned, BlackRock, Inc. has sole voting power over 5,954,840 shares and sole investment power over 6,105,851 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. All information relating to BlackRock, Inc. is based on the Schedule 13G it filed on February 6, 2020.

(3) The address for Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025. All information relating to Capital International Investors is based on the Schedule 13G it filed on February 14, 2020.

(4) Durable Capital Master Fund LP holds 9,093,415 shares of our common stock. Additionally, Durable Capital Master Fund LP holds $40,000,000 of our convertible preferred stock that it can convert into 2,050,230 shares of our common stock (exclusive of any accrued dividends that may be paid in shares of common stock upon such conversion); provided, however, that pursuant to the certificate of designation governing our convertible preferred stock, Durable Capital Master Fund LP cannot convert its preferred stock to the extent that it would beneficially own more than 9.9% of our common stock immediately after giving effect to such conversion. Durable Capital Partners LP acts as the investment advisor to Durable Capital Master Fund LP. The address for Durable Capital Partners LP is 5425 Wisconsin Avenue, Suite #802, Chevy Chase, MD 20815. Durable Capital Partners LP provided to us all information relating to it.

(5) Of the shares beneficially owned, Jackson Square Partners, LLC has sole voting power over 5,505,856 shares, shared voting power over 640,335 shares, and sole investment power over 7,057,900 shares. The address for Jackson Square Partners, LLC is 101 California Street, Suite 3750, San Francisco, CA 94111. All information relating to Jackson Square Partners, LLC is based on the Schedule 13G it filed on February 14, 2020.

(6) Of the shares beneficially owned, The Vanguard Group has sole voting power over 183,812 shares, shared voting power over 20,355 shares, sole investment power over 11,011,933 shares, and shared investment power over 195,971 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. All information relating to The Vanguard Group is based on the Schedule 13G it filed on February 11, 2020.

(7) Ownership consists of (i) 7,875,489 shares beneficially owned by each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP (of which each person has shared voting power over 6,950,623 shares and shared investment power over 7,875,489 shares) and (ii) 7,740,223 shares beneficially owned by Wellington Management Company LLP (of which it has shared voting power over 6,915,974 shares and shared investment power over 7,740,223 shares). The address for the persons affiliated with Wellington Management is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. All information relating to the persons affiliated with Wellington Management is based on the Schedule 13G they filed on January 27, 2020.

(8) Ownership includes 66,666 shares underlying stock options and 5,476 shares underlying restricted stock units.

(9) Ownership includes 43,400 shares underlying stock options and 5,476 shares underlying restricted stock units.

(10) Ownership includes 718,487 shares underlying stock options and 9,503 shares underlying restricted stock units.

(11) Ownership includes 894,248 shares underlying stock options.

(12) Ownership includes 37,567 shares underlying stock options. Of the shares beneficially owned, 554,844 shares are held by Toon Toot Sawan LP. Mr. Ligon is the managing member of the general partner of Toon Toot Sawan LP. Excludes 5,476 shares underlying restricted stock units for which Mr. Ligon has deferred settlement upon vesting.

(13) Excludes 5,476 shares underlying restricted stock units for which Mr. Lissy has deferred settlement upon vesting.

(14) Ownership includes 133,333 shares underlying stock options. Of the shares beneficially owned, 238,450 shares are held by Annox Capital, LLC. Mr. Mylod is the managing member of Annox Capital, LLC. Excludes 5,476 shares underlying restricted stock units for which Mr. Mylod has deferred settlement upon vesting.

(15) Ownership includes 856,395 shares underlying stock options and 8,459 shares underlying restricted stock units.

(16) Ownership includes 5,476 shares underlying restricted stock units.

(17) Ownership includes 75,000 shares underlying stock options and 5,476 shares underlying restricted stock units.

(18) Ownership includes 457,588 shares underlying stock options and 9,503 shares underlying restricted stock units. Of the shares beneficially owned, 1,078 shares are held by Mr. Wiener's spouse, and he shares voting and investment power with his spouse over those shares.

(19) Ownership includes 3,997,712 shares underlying stock options and 57,546 shares underlying restricted stock units.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2019 relating to compensation plans under which we may issue shares of our common stock.

Plan category	Number of shares to be issued upon exercise of outstanding options and settlement of outstanding restricted stock units	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	13,280,592(2)	$7.00(2)	9,035,756(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	13,280,592(2)	$7.00(2)	9,035,756(3)(4)

(1) This category consists of our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, our 2017 Equity Incentive Plan, or 2017 plan, and our 2017 Employee Stock Purchase Plan, or ESPP.

(2) Consists of (i) 7,492,181 shares issuable upon exercise of stock options that are not subject to performance conditions, (ii) 300,000 shares issuable upon exercise of performance stock options, which represents the maximum payment under the performance stock options, (iii) 4,708,413 shares issuable upon settlement of restricted stock units that are not subject to performance conditions, and (iv) 629,998 shares issuable upon settlement of performance-based restricted stock units, which represents the maximum payment under the performance-based restricted stock units. The weighted-average exercise price in column (b) does not take these restricted stock units and performance-based restricted stock units into account.

(3) Consists of 6,635,500 shares of common stock that remain available for issuance under our 2017 plan and 2,400,256 shares that remain available for issuance under our ESPP. There are no shares of common stock available for issuance under our 2004 plan, but the plan continues to govern the terms of stock option awards granted under the plan. Any shares of common stock that are subject to outstanding awards granted under our 2004 plan and that are forfeited will generally be added to, and become available for issuance under, our 2017 plan.

(4) Our 2017 plan and our ESPP each provides for an automatic annual increase in the number of shares available for issuance under the plan. Any increase will occur on the first day of each year, beginning on January 1, 2018 and continuing through January 1, 2028. For our 2017 plan, the amount of any increase is equal to the lesser of 5% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors. For our ESPP, the amount of any increase is equal to the lesser of 1% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2020. We are submitting the appointment of Deloitte to our stockholders for ratification. If Deloitte’s appointment is not ratified by our stockholders, our audit committee will take the vote into consideration when determining whether or not to retain Deloitte. Even if stockholders ratify the appointment of Deloitte, our audit committee has discretion to select a different independent registered public accounting firm.

We expect representatives of Deloitte to be present at the annual meeting and if they are present, they will have the opportunity to make a statement if they desire to do so. We also expect representatives of Deloitte to be available to respond to appropriate questions at the meeting.

The following table presents the aggregate fees billed by Deloitte for 2019 and 2018.

	2019	2018
Audit fees(1)	$2,201,823	$2,249,779
Audit-related fees(2)	—	311,083
Tax fees	12,173	—
All other fees(3)	2,086	2,086
Total	$2,216,082	$2,562,948

(1) Audit fees relate to professional services rendered by Deloitte for the audit of our consolidated financial statements, review of interim consolidated financial statements included in our quarterly reports, and for the audit of our internal control over financial reporting. Audit fees also include fees for services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees consist of fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. This category includes fees related to audit and attest services not required by statute or regulations, consultations concerning financial accounting and reporting standards, and other services related to registration statements and public offerings.

(3) All other fees include fees for services rendered by Deloitte that are not included in any other category and include licensing fees paid with respect to accounting research software provided by Deloitte.

Our audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, our audit committee pre-approved all of the services described in the footnotes to the table above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

REDFIN CORPORATION
1099 STEWART STREET, SUITE 600
SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on June 9, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on June 9, 2020. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D03874-P34648 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REDFIN CORPORATION

The Board of Directors recommends you vote FOR each of the nominees listed:

1. Election of Class III Directors

Nominees:	For	Withhold
1a. Robert Bass	☐	☐
1b. Glenn Kelman	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D03875-P34648

Redfin Corporation
Annual Meeting of Stockholders
June 10, 2020 7:45 AM PT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Glenn Kelman and Chris Nielsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Redfin Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 7:45 AM PT on June 10, 2020, online at www.virtualshareholdermeeting.com/RDFN2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side